Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick McEnany, Catalyst Pharmaceutical	Melody Carey, Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

CATALYST PHARMACEUTICAL PARTNERS, INC. ANNOUNCES ORGANIZATIONAL CHANGES

AND EXTENSION OF CHIEF EXECUTIVE’S EMPLOYMENT AGREEMENT

CORAL GABLES, FL, October 13, 2009 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) today announced two organizational changes and the extension of the term of Patrick J. McEnany’s employment agreement with the Company for an additional two years.

Organizational Changes

The Company announced that Steven R. Miller, Ph.D. and Jack Weinstein will assume expanded responsibilities:

•	Dr. Miller, currently Catalyst’s Vice President, Pharmaceutical Development and Project Management, will assume additional duties as Catalyst’s Chief Scientific Officer; and

•	Mr. Weinstein, currently Catalyst’s Vice President, Treasurer and Chief Financial Officer, will assume formal responsibility for Catalyst’s business development activities.

Commenting on these organizational changes, Patrick J. McEnany, the Company’s Chairman and Chief Executive Officer, said, “As we enter into a new phase of development at Catalyst, I am pleased to announce Steve and Jack’s expanded roles. As a result of our license agreement with Northwestern University, we are now seeking to develop additional products. These products may be developed in several dosage forms and address expanded CNS indications, beyond addiction and obsessive-compulsive disorders, including epilepsy. As our Chief Scientific Officer, Steve will take an expanded role in all of our product development activities, and particularly on new product development and expanding our intellectual property portfolio. In addition, Jack’s role in the management of the Company has now been expanded to include responsibility and oversight for our business development activities, as we seek to attract partnering opportunities for our product candidates.”

Extension of Employment Agreement of Company’s Chief Executive Officer

The Company also announced that the Board of Directors has extended the expiration date of Mr. McEnany’s employment agreement with the Company from November 8, 2009 to November 8, 2011.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a biopharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases of the central nervous system with a focus on the treatment of addiction and obsessive-compulsive disorders. The Company has obtained from Brookhaven National Laboratory an exclusive worldwide license for nine patents in the United States relating to the right to use vigabatrin to treat a wide variety of substance addictions and obsessive-compulsive disorders. Catalyst has also been granted rights to Brookhaven’s vigabatrin-related foreign patents or patents pending in more than 30 countries. The Company’s initial product candidate based on vigabatrin is CPP-109. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. This indicates that the FDA has recognized that CPP-109 is intended for the treatment of a serious or life-threatening condition for which there is no effective treatment and which demonstrates the potential to address unmet medical needs. Catalyst has also recently been granted worldwide rights to another patented drug, CPP-115, by Northwestern University. The Company intends to pursue development of CPP-115 for several indications, including stimulant addiction and epilepsy. For more information about the Company, go to www.catalystpharma.com.

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those described in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.